                                EXHIBIT 3.1


                                  RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                              UNIT CORPORATION
                              ----------------
        The undersigned corporation (hereinafter the "Corporation") a Delaware corporation, for the purpose of adopting a Restated Certificate of Incorporation pursuant to section 245 of the General Corporation Law of the State of Delaware (the "Act"), hereby certifies:

1. The present name of the Corporation is Unit Corporation, which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is July 28, 1986.

2. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Unit Corporation, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               UNIT CORPORATION
                               ----------------
                                 ARTICLE ONE
                                 -----------
        The name of the corporation (hereinafter called the "Corporation") is UNIT CORPORATION

                                 ARTICLE TWO
                                 -----------
        The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                ARTICLE THREE
                                -------------
        The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under The General Corporation Law of the State of Delaware, including but not limited to:

                a) To enter into lawful arrangement for sharing profits, union of interest, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity, for the carrying on of any business and to enter into any general or limited partnership for the carrying on of any business;

                b) To engage in an oil, gas and mineral business including, but not limited to, exploration for, extraction and development of, and gathering, transporting, processing and marketing of, oil, gas and other minerals, and products thereof, and the acquisition and disposition, in any manner, of oil and gas and mineral properties, rights and interest; and

                c) To engage in contract drilling services for third parties, whether affiliated or unaffiliated with the Corporation, and to provide other services and to supply materials, equipment, labor and supplies in connection with the drilling, testing, completing and equipping of oil and gas wells.

                                 ARTICLE FOUR
                                 ------------
        The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 45,000,000, 40,000,000 of which shall be Common Stock of the par value of $.20 per share (hereinafter called "Common Stock") and 5,000,000 of which shall be Preferred Stock of the par value of $1.00 per share (hereinafter called "Preferred Stock"). The powers, preferences, privileges, voting and other special or relative rights, and the qualifications, limitations or restrictions thereof, granted to or imposed upon the shares of Common Stock and Preferred Stock shall be as fixed below:

        1.      Common Stock.  (a)    The Common Stock shall not be subject to
        classification or reclassification by the Board of Directors, and shall have the rights and terms hereinafter specified, subject to the terms of any other stock provided in the charter pursuant to classification or reclassification by the Board of Directors or otherwise in accordance with law.

                (b) Common Stock shall be entitled to one vote per share. No holder of any Common Stock of this Corporation shall have cumulative voting rights.

                (c) There shall be no preemptive rights in the holders of shares of Common Stock with respect to subscribing for or purchasing any part of any new or additional issue or sale or reservation of stock or securities of any class or kind whatsoever.

                (d) Subject to the provisions of law, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

        2. Preferred Stock. The Board of Directors of the Corporation shall be authorized, without action by the shareholders, to issue such Preferred Stock from time to time in one or more series. The Board may also fix for each series the number of shares, designation, liquidation and dividend rights, preferences, voting rights, redemption rights and any other rights, restrictions and qualifications or sinking fund provisions.



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                (a)    The authority of the Board of Directors with respect to
        each series shall include, but not be limited to, determination of the following:

                       (i) the number of shares constituting that series and the distinctive designation of that series;

                       (ii) the dividend rate on the shares of that series, whether the dividend shall be cumulative, and if so, from which date or dates and the terms and conditions on which dividends shall be paid;

                       (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                       (iv) whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such event as the Board of Directors shall determine;

                       (v) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under difference conditions and at different redemption dates and the terms of the sinking fund or redemption or purchase account, if any;

                       (vi) the rights of the shares of that series in the event of voluntary of involuntary liquidation, dissolution or winding up or merger, consolidation, distribution or sale of the assets of the Corporation;

                       (vii) provisions, if any, for the vote or consent of the holders of a stated percentage of the outstanding shares of Preferred Stock of such series with respect to changes in the rights, preferences or limitations of the shares of such series, or the designation or issuance of series of the Preferred Stock by the Board of Directors, or the authorization or issuance of other classes or series of preferred stock; and

                       (viii) any other relative rights, preferences and limitations of that series.

                (b) Dividends on outstanding shares of Preferred Stock shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid or set apart for payment on the shares of Common Stock with respect to the same dividend period.

                (c) No holder of shares of Preferred Stock shall be entitled to any preemptive rights with respect to subscribing for or purchasing any part of any new or additional issue or sale or reservation of stock or securities of any class or kind whatsoever.



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
                                 ARTICLE FIVE
                                 ------------
        The name and mailing address of the incorporator is Judith A. Jensen, 2400 First National Tower, Tulsa, Oklahoma 74103.

                                 ARTICLE SIX
                                 -----------
        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

                (a)    To make, alter or repeal the By-Laws of the Corporation.

                (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                (d) To designate one or more committees. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, all to the extent permitted by law.

                                 ARTICLE SEVEN
                                 -------------
        The number of Directors which constitute the whole Board shall not be less than three persons nor more than ten persons. The exact number of Directors shall be determined from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

        Notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, in this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock entitled to vote for the election of Directors, voting together as a single class, shall be required to amend, modify or repeal the provisions set forth in the first paragraph of this Article Seven.

                                 ARTICLE EIGHT
                                 -------------
        The rights of indemnification of directors, officers, employees or agents of the Corporation shall extend to the fullest extent permitted by The General Corporation Law of the State of Delaware, in its current form or as hereafter amended, or any successor law, as more particularly described in the By-Laws of the Corporation.

                                  ARTICLE NINE
                                  ------------
        A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided however that the Director's liability shall not be eliminated or limited: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of The General Corporation Law of Delaware; and (iv) for any transaction from which the Director derived an improper personal benefit.

                                  ARTICLE TEN
                                  -----------
        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                ARTICLE ELEVEN
                                --------------
                SECTION 1.  Vote Required for Certain Business Combinations.

                       A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in section 2 of this Article Eleven:

                              (i)  any merger or consolidation of the
                       Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value (as hereinafter defined) of $10,000,000 or more; or

                              (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

                              (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                              (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;


                shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, excluding any Preferred Stock issued after May 18, 1988 which the Board of Directors determines to exclude from the operation of this Article (the "voting stock"), voting together as a single class (it being understood that for purposes of this Article Eleven, each share of voting stock shall have the number of votes granted to it pursuant to Article Four of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                       B. Definition of "Business Combination". The term "Business Combination" as used in this Article Eleven shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

                SECTION 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article Eleven shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A or B are met.

                       A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

                       B.  Price, Form of Consideration and Procedure
                Requirements: All of the following conditions shall have been met:

                              (i) The aggregate amount of the cash and the fair market value (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of the consideration other than cash to be received per share by holders of Common stock in such Business Combination shall be an amount at least equal to the higher of the following (it being intended that the requirements of this paragraph B (i) shall be

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
                       required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Stockholder has previously acquired any shares of the Common Stock):

                                     (a)    (if applicable) the highest per
                              share price (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the prime rate of interest of Manufacturers Hanover Bank and Trust (or other major bank headquartered in New York City selected by a majority of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common stock; or

                                     (b)    the fair market value per share of
                              Common Stock on the first trading day after the Announcement Date.

                              (ii) The aggregate amount of the cash and the fair market value as of the Consummation Date of the consideration other than cash to be received per share by holders of shares of any class of outstanding voting stock, other than the Common Stock, in such Business Combination shall be an amount at least equal to the higher of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every such other class of outstanding voting stock (excluding any Preferred Stock issued after May 18, 1988 which the Board of Directors determines to exclude from the operation of this Article), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                                     (a)    (if applicable) the highest per
                              share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of voting stock acquired by it (1) within the two-year period immediately prior to

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
                              the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Manufacturers Hanover Bank and Trust (or other major bank headquartered in New York City selected by a majority of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class of voting stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class of voting stock; or

                                     (b)    the fair market value per share of
                              such class of Voting Stock on the First trading day after the Announcement Date; or

                                     (c)    (if applicable) the highest
                              preferential amount per share to which the holders of shares of such class of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, whichever is higher.

                              (iii) The consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of voting stock. If the Interested Stockholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by it.

                              (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock: (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

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
                       (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of voting stock except as part of the transaction which result in such Interested Stockholder becoming an Interested Stockholder.

                              (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                              (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulation) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                SECTION 3. Certain Definitions. For the purposes of this Article Eleven:

                       A. A "person" shall mean any individual, firm, corporation or other entity.

                       B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary (as hereinafter defined) and other than any profit sharing, thrift, employee stock ownership, retirement or other employee benefit plan of the Corporation or any Subsidiary or any trustee of , or the fiduciary with respect to any such plan when acting in such capacity) who or which:

                              (i)  is the beneficial owner (as hereinafter
                       defined), directly or indirectly, of more than five percent (5%) or more of the voting stock; or

                              (ii) is an Affiliate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting stock; or

                              (iii)  is an assignee of or has otherwise
                       succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have


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
                       occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                       C. A person shall be a "beneficial owner" of any voting stock:

                              (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                              (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                              (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

                       D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this
                Section 3, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

                       E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1988.

                       F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly, or indirectly, by the Corporation.

                       G. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested

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
                Stockholder and is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

                       H. "Fair market value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

                       I. In the event of an Business Combination in which the Corporation survives, the phrase "consideration other than cash to be receive" as used in paragraphs B(i) and (ii) of
                Section 2 of this Article Eleven shall include the shares of Common Stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

                SECTION 4. Certain Determinations. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article Eleven, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of voting stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate fair market value of $10,000,000 or more.

                SECTION 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Eleven shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                SECTION 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend, modify or repeal this Article Eleven of this Certificate of Incorporation.

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
IN WITNESS WHEREOF, Unit Corporation has caused its corporate seal to be hereunder affixed and this RESTATED CERTIFICATE OF INCORPORATION to be signed by John G. Nikkel, its President, and Mark E. Schell, its Secretary, this 2nd day of February 1994.

                                                      UNIT CORPORATION
[Corporate Seal]



                                             By:  /s/ John G. Nikkel
                                                ---------------------------
                                                      John G. Nikkel
                                                      President
ATTEST:




By:  /s/ Mark E. Schell
   -----------------------
         Mark E. Schell
         Secretary



































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